Paul Foster Law Offices, PC.				Exhibit 5.1
405.329.9101	●	405.310.4396 Fax	●	2150 McKown Dr., Norman, OK 73072

September 20, 2018

Bank7 Corp.
1039 N.W. 63rd Street
Oklahoma City, Oklahoma 73116

Re:	Bank7 Corp. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Bank7 Corp., an Oklahoma corporation (“Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 1,150,000 shares of the Company’s common stock, par value $0.01 per share ( the “Shares”), issuable pursuant to the Bank7 Corp. 2018 Equity Incentive Plan (the “Plan) as referenced in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with rendering the opinion set forth below, we have examined and relied upon such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended and restated to date hereof, (iii) the Amended and Restated Bylaws of the Company, as amended and restated to date hereof, (iv) the resolutions of the Company’s Board of Directors approving the Plan and authorizing registration and the issuance of the Shares, (v) the Company shareholders’ written consent approving the Plan and authorizing the executive officers of the Company in connection therewith, (vi) a copy of the Plan, and (vii) a certificate issued by the Oklahoma Secretary of State on the date hereof to the effect that the Company is authorized to transact business under the laws of Oklahoma.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons and (iv) the genuineness of all signatures not witnessed by us.

Based upon and subject to the foregoing, we are of the opinion that :

1. The Company is a corporation validly existing and in good standing under the laws of the State of Oklahoma.

pfoster@fgblaw.com	●	clf@fgblaw.com

Bank7 Corp.
September 20, 2018

2. The Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very Truly Yours,
/s/ Paul Foster Law Offices, P.C.
Paul Foster Law Offices, P.C.